KRONOS WORLDWIDE ANNOUNCES FOURTH QUARTER RESULTS

DALLAS, TEXAS…March 6, 2012… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the fourth quarter of 2011 of $85.8 million, or $.74 per share compared with net income of $36.4 million, or $.33 per share, in the fourth quarter of 2010.  For the full year of 2011, Kronos Worldwide reported net income of $321.0 million, or $2.77 per share, compared with $130.6 million, or $1.29 per share for the full year 2010.  Comparability of the Company’s results for both the fourth quarter and full year periods was impacted by higher income from operations in 2011 principally due to higher average TiO2 selling prices in 2011, higher production volumes in 2011 as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $437.4 million in the fourth quarter of 2011 were $64.1 million, or 17%, higher than in the fourth quarter of 2010.   Net sales of $1,943.3 million in the full year of 2011 were $493.6 million, or 34%, higher than in the full year 2010.  Net sales increased in the fourth quarter and the full year 2011 due primarily to higher average TiO2 selling prices and the positive impact of fluctuations in currency exchange rates, partially offset by lower sales volumes.  The Company’s average TiO2 selling prices increased 46% in the fourth quarter of 2011 as compared to the fourth quarter of 2010, and increased 40% for the full year as compared to 2010.  The Company’s average TiO2 selling prices at the end of the fourth quarter of 2011 were 11% higher than at the end of the third quarter of 2011, continuing the improvement in selling prices that began in the second half of 2009 and continued throughout 2010 and 2011.  Fluctuations in currency exchange rates also impacted net sales, increasing net sales by approximately $4 million in the fourth quarter of 2011 and approximately $70 million for the full year 2011.  While the amount of inventory available for shipment in 2011 increased due to record production volumes during the year, the Company’s sales volumes were 19% lower in the fourth quarter of 2011 than in the fourth quarter of 2010, and 5% lower in the full year.  The table at the end of this press release shows how each of these items impacted the overall increase in net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) in the fourth quarter of 2011 was $145.9 million compared with segment profit of $62.5 million in the fourth quarter of 2010.  For the full year the Company’s segment profit was $555.8 million compared to $185.8 million in 2010.  The Company’s segment profit in 2011 represents a new record for the Company.  Segment profit in 2011 increased due to higher TiO2 selling prices and higher production volumes.  These increases were partially offset by higher raw material and maintenance costs.  Segment profit comparisons were also impacted by the effects of fluctuations in currency exchange rates, which increased 2011 segment profit by approximately $4 million in the fourth quarter and nil for the full year, respectively.  The Company’s TiO2 production volumes were 5% higher in 2011 as compared to 2010, with operating rates at full capacity throughout 2011.  The Company’s production volumes established a new record for Kronos for an annual production period.

As previously reported, in March 2011 we completed the redemption of €80 million principal amount of the Company's 6.5% Senior Secured Notes due 2013 at the redemption price of 102.167% of the principal amount.  During the third and fourth quarters of 2011, we also repurchased in open market transactions an aggregate €40.8 million principal amount of our Senior Secured Notes for an aggregate of €40.6 million.  The Company's year-to-date results in 2011 include an aggregate net charge of $3.1 million ($2.1 million, or $.02 per share, net of income tax benefit) consisting of the call premium, gain on the repurchases and the write-off of unamortized deferred financing costs and original issue discount associated with the redeemed and repurchased Notes.

The Company’s income tax provision in 2011 includes a provision for U.S. incremental income taxes on earnings repatriated from our German subsidiary of $17.2 million ($4.0 million in the fourth quarter), which earnings were used to fund a portion of the repurchases of our Senior Secured Notes.  The Company’s income tax benefit in 2010 includes a $35.2 million ($.36 per diluted share) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said “We set new production records for TiO2 products in 2011, as a result of technical and process improvements throughout our manufacturing facilities.  We expect to continue to operate our facilities at full practical capacity utilization levels in 2012.  The shortage of supply of TiO2 products that we saw starting in the second half of 2009 intensified in the first three quarters of 2011, with an easing of demand in the fourth quarter which we attribute primarily to seasonality and customers destocking of their inventory in certain cases.  Even with reduced sales volumes, we implemented significant TiO2 selling price increases in 2011, including in the fourth quarter, and set a new record for TiO2 segment profit.  The cost of our raw materials will increase in 2012, including significant increases in the cost of our feedstock ore, but we believe our segment profit will increase due to higher average selling prices and sales volumes for our TiO2 products.  With the constraints and time required to add significant new production capacity, especially for the premium grades of TiO2 products through the chloride process, we expect the strong and growing worldwide demand for TiO2 products will continue to result in tightness of supply in 2012 and beyond.  As a result, we expect our cash flows and profitability to increase in 2012 and for the foreseeable future.”

The Company will hold a conference call to discuss its fourth quarter and full year 2011 financial results on Tuesday, March 6, 2012 at 9:00 a.m. CT.

Call in number for U.S. participants	(866) 804-6924
Call in number for international participants	(857) 350-1670
Participant passcode	50071427

The conference call will be available via webcast and can be accessed from the investor relations section of the company’s website at http://www.kronosww.com.

The conference call will be available for replay beginning March 6, 2012 and ending March 13, 2012.

U.S. participants	(888) 286-8010
International participants	(617) 801-6888
Passcode	27033515

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of our businesses;
•	Customer inventory levels;
•	Changes in raw material and other operating costs (such as energy and ore costs);
•	Changes in the availability of raw materials (such as ore);
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2);
•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential consolidation of our competitors;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	The introduction of trade barriers;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions);
•	Our ability to renew or refinance credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters;
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria;
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities);
•	Government laws and regulations and possible changes therein;
•	The ultimate resolution of pending litigation; and
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit, which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit as income before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)

	Three months		Year
	ended December 31,		ended December 31,
	2010	2011	2010	2011
	(Unaudited)

Net sales	$373.3	$437.4	$1,449.7	$1,943.3
Cost of sales	269.9	243.3	1,104.4	1,194.9

Gross margin	103.4	194.1	345.3	748.4

Selling, general and administrative expense	43.4	50.3	166.7	195.0
Other operating income (expense):
Currency transaction gains, net	3.1	2.6	7.8	3.0
Other expense, net	(.7)	(.6)	(.8)	(.9)
Corporate expense	(1.5)	(2.5)	(7.2)	(9.0)

Income from operations	60.9	143.3	178.4	546.5

Other income (expense):
Trade interest income	.1	.1	.2	.3
Interest and dividend income	.5	2.4	.5	6.7
Securities transaction losses, net	-	(.6)	-	(.6)
Gain (loss) on prepayment of debt, net	-	.1	-	(3.1)
Interest expense	(9.6)	(6.5)	(38.8)	(32.7)

Income before income taxes	51.9	138.8	140.3	517.1

Income tax expense	15.5	53.0	9.7	196.1

Net income	$36.4	$85.8	$130.6	$321.0

Net income per basic and diluted share	$.33	$.74	$1.29	$2.77

Basic and diluted weighted-average shares
used in the calculation of net income per share	109.5	115.9	100.8	115.9

TiO2 data - metric tons in thousands:
Sales volumes	119	97	528	503
Production volumes	132	141	524	550

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
(Unaudited)

	Three months		Year
	ended December 31,		ended December 31,
	2010	2011	2010	2011

Segment profit	$62.5	$145.9	$185.8	$555.8
Adjustments:
Trade interest income	(.1)	(.1)	(.2)	(.3)
Corporate expense	(1.5)	(2.5)	(7.2)	(9.0)

Income from operations	$60.9	$143.3	$178.4	$546.5

IMPACT OF PERCENTAGE CHANGE IN SALES
(Unaudited)

	Three months		Year
	ended December 31,		ended December 31,
	2011 vs. 2010		2011 vs. 2010

Percentage change in sales:
TiO2 product pricing	46%		40%
TiO2 sales volume	(19	) %	(5	) %
TiO2 product mix	(11	) %	(6	) %
Changes in currency exchange rates	1%		5%

Total	17%		34%